Exhibit 99.1

For Immediate Release

Contact:	Patrick A. Reynolds
Director of Investor Relations
(706) 649-4973

Synovus Reports Results for First Quarter of 2011

Losses Narrow as Credit Costs Improve Significantly

Columbus, Ga., April 26, 2011 – Synovus Financial Corp. (NYSE: SNV) today reported a net loss attributable to common shareholders of $93.7 million for the first quarter of 2011, a 48% improvement from the fourth quarter of 2010 and a 59% improvement from the first quarter of 2010. The net loss per common share for the first quarter of 2011 was $0.12 compared to $0.23 for the fourth quarter of 2010. The first quarter 2011 results include $24.3 million in restructuring charges. Excluding these charges, the net loss attributable to common shareholders was $69.3 million or $0.09 per common share. Synovus’ overall credit trends continued to track in a positive direction, and its capital position remains strong.

First Quarter Business Results

Credit Trends

•	Total credit costs declined to $177 million for the first quarter of 2011, from $282 million in the fourth quarter of 2010. This is the lowest level since the second quarter of 2008.

•	Net charge-offs were $167 million in the quarter compared to $385 million in the fourth quarter of 2010, the lowest level since the third quarter of 2008.

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Distressed asset sales were approximately $192 million during the first quarter, with an average realization rate of 45% of unpaid principal balance, compared to $573 million in the fourth quarter of 2010 and a realization rate of 46%.

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Total non-performing assets were $1.275 billion at March 31, 2011, down slightly from the previous quarter. The non-performing asset ratio was 5.97% at March 31, 2011, compared to 5.83% at the end of the previous quarter.

•	New non-performing loan inflows were $307 million in the first quarter of 2011, compared to $295 million in the fourth quarter of 2010, in line with management expectations.

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Potential problem commercial loans (potential problem loans consist of substandard accruing loans but exclude loans 90 days past due and troubled debt restructurings which are reported separately) declined for the second consecutive quarter to $1.28 billion from a peak of $1.87 billion in the third quarter of 2010, a 31% decrease.

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Loans past due over 90 days and still accruing ended the first quarter at 0.05% of total loans, down from 0.08% at the end of the previous quarter. Total delinquencies (consist of loans 30 or more days past due and still accruing) were 0.96% of total loans at March 31, 2011, compared to 0.82% at December 31, 2010.

•	The allowance for loan losses was $678 million at March 31, 2011, or 3.23% of total loans, compared to $704 million or 3.26% at December 31, 2010.

Strong Capital Position

As of March 31, 2011, capital ratios were as follows:

•	Tier 1 Capital Ratio – 12.79%

•	Tier 1 Common Equity Ratio – 8.47%

•	Tangible Common Equity to Tangible Assets Ratio – 6.66%

•	Total Risk-based Capital Ratio – 16.33%

Core Performance

•	Pre-tax, pre-credit costs income increased to $122.0 million for the first quarter of 2011, from $117.2 million in the fourth quarter of 2010.

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The net interest margin expanded 15 basis points to 3.52% benefiting from a continuing decline in funding costs, a lower negative impact of non-performing assets, and a reduction in excess liquidity. Net interest income declined $4.5 million due to lower loan balances and two fewer calendar days.

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Non-interest income decreased by $15.7 million, due primarily to lower mortgage revenues, NSF fees, and brokerage revenue, which were down $8.5 million, $3.9 million and $2.5 million, respectively, from the fourth quarter of 2010.

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Total reported non-interest expense was $239.7 million for the quarter. Fundamental non-interest expense decreased $25.0 million from the fourth quarter of 2010, due primarily to lower salaries and other personnel expenses, data processing fees, and professional fees.

•	Total headcount is 5,518 at March 31, 2011, down 591 from December 31, 2010.

Balance Sheet Fundamentals

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Total loans declined $588 million during the quarter, compared to a $995 million decline during the fourth quarter of 2010, and a $966 million decline a year ago. The lower rate of decline during the quarter was driven by a decrease in loan dispositions and charge-offs. The loan mix continues to improve with the combined commercial and industrial and retail portfolios now representing 62% of the total loan portfolio. The commercial real estate portfolio now represents 38% of the total loan portfolio, down from a peak of 45%.

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The overall deposit mix continues to improve with noninterest bearing deposits increasing by $400 million over the previous quarter, and growing 8% over the same period last year. Non-interest bearing deposits represent 20% of total deposits at March 31, 2011. The effective cost of core deposits decreased 10 basis points to 72 basis points for the quarter.

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The number of transaction accounts increased slightly, while total deposits declined $1.29 billion from the prior quarter driven primarily by a continued planned reduction in brokered deposits, a continued wind-down of the Shared Deposit program, and an expected decline in collateralized deposits.

“During the quarter, we continued to execute on credit resolution and efficiency,” said Kessel D. Stelling, President and CEO of Synovus. “Total credit costs and provision for loan losses were at their lowest level since the second quarter of 2008, and net charge-offs are at their lowest levels since the third quarter of 2008. We are ahead of our projections for headcount reductions, as we reduced headcount by 591 during the first quarter, and are on track to achieve our projected $75 million in expense savings in 2011. The net interest margin expanded by 15 basis points to 3.52%, and pre-tax, pre-credit costs income grew 4.1% from the previous quarter. These improving trends support our belief that we will return to sustainable profitability during 2011.”

Stelling continued, “We are in the final stage of a comprehensive, customer-focused redesign of all loan and deposit processes. These changes will make Synovus an easier bank with which to do business, as well as free up our bankers to play offense and pursue new growth opportunities.”

Synovus will host an earnings highlights conference call at 8:30 a.m. EST on April 26, 2011. The earnings call will be accompanied by a slide presentation. Shareholders and other interested parties can access the slide presentation and listen to the conference call via simultaneous Internet broadcast at www.synovus.com by clicking on the “Live Webcast” icon. RealPlayer or Windows Media Player can be downloaded prior to accessing the actual call or the replay. The replay will be archived for 12 months and will be available 30-45 minutes after the call.

About Synovus

Synovus Financial Corp. is a financial services company with $29 billion in assets based in Columbus, Georgia. Synovus Financial Corp. provides commercial and retail banking, investment and mortgage services to customers in Georgia, Alabama, South Carolina, Florida and Tennessee. See Synovus Financial Corp. on the web at www.synovus.com.

Forward-Looking Statements

This press release and certain of our other filings with the Securities and Exchange Commission contain statements that constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through Synovus’ use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “should,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for Synovus’ future business and financial performance and/or the performance of the commercial banking industry and economy in general. These forward-looking statements include, among others, our expectations on credit costs trends, deposits and our loan portfolio; expectations on cost savings from our recently announced efficiency initiatives and our expected growth opportunities; statements regarding our return to profitability during 2011; and the assumptions underlying our expectations. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties which may cause the actual results, performance or achievements of Synovus to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on the information known to, and current beliefs and expectations of, Synovus’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this report. Many of these factors are beyond Synovus’ ability to control or predict.

These forward-looking statements are based upon information presently known to Synovus’ management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, risks relating to execution of our efficiency initiatives and plans for growth and the other risks and other factors set forth in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 under the captions “Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors” and in Synovus’ quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as otherwise may be required by law.

Use of Non-GAAP Financial Measures

The measures entitled core deposits, tangible common equity to tangible assets ratio, pre-tax, pre-credit costs income, and fundamental non-interest expense are not measures recognized under U.S. generally accepted accounting principles (GAAP), and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are total deposits, total shareholders’ equity to total assets ratio, loss before income taxes, and total non-interest expense, respectively.

Synovus believes that these non-GAAP financial measures provide meaningful additional information about Synovus to assist management and investors in evaluating Synovus’ capital strength and the performance of its core business. These non-GAAP financial measures should not be considered as substitutes for total deposits, total shareholders’ equity to total assets ratio, loss before income taxes, or total non-interest expense determined in accordance with GAAP and may not be comparable to other similarly titled measures at other companies.

The computations of core deposits, tangible common equity to tangible assets ratio, pre-tax, pre-credit costs income, and fundamental non-interest expense, and the reconciliation of these measures to total deposits, total shareholders’ equity to total assets ratio, loss before income taxes, and total non-interest expense are set forth in the tables below.

Reconciliation of Non-GAAP Financial Measures
(dollars in thousands)	1Q11	4Q10	3Q10	2Q10	1Q10
Core Deposits
Total deposits	$23,205,879	24,500,304	25,236,225	26,257,563	27,180,048
Less: National market brokered deposits	(2,978,614)	(3,152,349)	(3,549,175)	(4,175,762)	(4,642,345)

Core deposits	20,227,265	21,347,955	21,687,050	22,081,801	22,537,703

Tangible Common Equity To Tangible Assets Ratio
Total assets	$28,678,203	30,093,148	30,954,761	32,382,340	32,439,438
Less: Goodwill	(24,431)	(24,431)	(24,431)	(24,431)	(24,431)
Less: Other intangible assets, net	(11,424)	(12,434)	(13,463)	(14,505)	(15,556)

Tangible assets	$28,642,348	30,056,283	30,916,867	32,343,404	32,399,451

Total shareholders’ equity	$2,882,605	2,997,918	3,216,066	3,423,932	2,616,743
Less: Goodwill	(24,431)	(24,431)	(24,431)	(24,431)	(24,431)
Less: Other intangible assets, net	(11,424)	(12,434)	(13,463)	(14,505)	(15,556)
Less: Cumulative perpetual preferred stock	(939,691)	(937,323)	(934,991)	(932,695)	(930,433)

Tangible common equity	$1,907,059	2,023,730	2,243,181	2,452,301	1,646,323

Total shareholders’ equity to total assets ratio	10.05%	9.96	10.39	10.57	8.07
Tangible common equity to tangible assets ratio	6.66%	6.73	7.26	7.58	5.08

Pre-tax, Pre-credit Costs Income
Loss before income taxes	$(79,864)	(159,550)	(180,807)	(233,632)	(275,180)
Add: Provision for losses on loans	141,746	252,401	239,020	298,904	340,948
Add: Other credit costs	35,350	29,304	61,870	53,689	53,562
Add: Restructuring charges	24,333	2,118	3,420	—	—
Add/Subtract: Loss (gain) on curtailment of post- retirement benefit	398	(7,092)	—	—	—

Pre-tax, pre-credit costs income	$121,963	117,181	123,503	118,961	119,330

Fundamental Non-interest Expense
Total non-interest expense	$239,716	229,006	269,011	258,762	252,797
Less: Other credit costs	(35,350)	(29,304)	(61,870)	(53,689)	(53,562)
Less: Restructuring charges	(24,333)	(2,118)	(3,420)	—	—
Subtract/Add: (Loss) gain on curtailment of post- retirement benefit	(398)	7,092	—	—	—

Fundamental non-interest expense	$179,635	204,676	203,721	205,073	199,235